Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [    ]th day of April, 2010 (the “Effective Date”), by and between Smile Brands Group Inc., a Delaware corporation (the “Company”), and Steven C. Bilt (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company and the Executive are parties to that certain Amended and Restated Employment Agreement dated as of December 2, 2008 (the “Prior Employment Agreement”).

B. The Company desires to continue to employ the Executive as its President and Chief Executive Officer and the Executive desires to accept such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

C. This Agreement shall govern the employment relationship between the Company and the Executive from and after the Effective Date and supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the Prior Employment Agreement).

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby agree to employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such employment, on the terms and conditions expressly set forth in this Agreement.

1.2

Duties. During the Period of Employment, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the President and Chief Executive Officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such positions as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Board. During the Period of Employment when the Executive’s term on the Board is scheduled to expire, the Company shall, so long as it is permitted under applicable law, regulations, and listing requirements and is consistent with the fiduciary obligations of the Board members, nominate the Executive for re-election as a member of the Board for a new term in connection with the expiration of the Executive’s then-existing term as a director. Furthermore, during the Period of Employment while the Executive is a member of the Board, the Executive shall serve as the Chairman of the Board; provided, however, that the Executive shall not have the right to serve as Chairman (and the Board may remove the Executive as Chairman) should the Board reasonably determine that it is advisable to have a Chairman who is not also an employee of the Company.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Company acknowledges that Executive currently serves on two advisory boards. The Executive’s service on the boards of directors of other business (as opposed to non-profit) entities is subject to the approval of the Board. The Executive will give advance notice to the Board if he intends to accept a position as a member of a board of advisors (or similar body) of any business entity. The Company shall have the right to require the Executive to resign from or not accept a position as a member of, as the case may be, any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.

Period of Employment. The “Period of Employment” shall be a period of five (5) years commencing on the Effective Date and ending at the close of business on the fifth (5th) anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice (a “Non-Renewal Notice”) at least ninety (90) days prior to the expiration of the Period of Employment (including any renewal thereof) then in effect of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in Section 5 of this Agreement.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in semi-monthly installments. The Executive’s Base Salary shall be at an annualized rate of FIVE HUNDRED AND FORTY-FIVE THOUSAND DOLLARS ($545,000.00). The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect.

3.2

Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided that, except as expressly provided in Section 5.3, the Executive must be employed by the Company on the last day of the applicable fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year (and, if the Executive is not so employed at such time, in no event, except as expressly provided in Section 5.3, shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year in question). The Incentive Bonus, if any, for a particular fiscal year shall be determined and paid to the Executive no later than two and one-half months following the last day of such fiscal year. The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal NINETY PERCENT (90%) of the Executive’s Base Salary payable by the Company to the Executive for such fiscal year (the

“Target Bonus Amount”); provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year, which may be greater or lesser than the Target Bonus Amount, shall be determined by the Compensation Committee in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof).

3.3	Equity Compensation. In connection with an initial, underwritten public offering by the Company of shares of its common stock which is registered under the Securities Act of 1933, as amended (an “IPO”), the Company will grant the Executive the following equity awards under the Company’s 2010 Performance Incentive Stock Plan (the “2010 Plan”):

(a) A stock option (the “Option”) to purchase FIVE THOUSAND FOUR HUNDRED (5,400) shares of the Company’s common stock at an exercise price per share equal to the per share public offering price in the IPO. The Option will vest according to the terms of the 2010 Plan and the standard form of award agreement for option awards granted under the 2010 Plan. The vesting of the Option is subject to the Executive’s continued employment by the Company through the respective vesting date(s). The maximum term of the Option will be seven (7) years from the date of grant, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events. The Option will not be an “incentive stock option” under Section 422 of the Internal Revenue Code, as amended (the “Code”).

(b) An award of FIVE THOUSAND SIX HUNDRED (5,600) performance units (the “Performance Unit Award”), with each unit payable (subject to vesting) on a one-for-one basis in shares of the Company’s common stock. Vesting of the award will be determined with reference to performance goals established by the Compensation Committee, subject to the Executive’s continued employment with the Company through the last day of the applicable performance period.

The Performance Unit Award shall provide that, in the event a corporate transaction of the type referenced in Section 7.2 of the 2010 Plan occurs and the award is to be terminated by the Company in connection with such transaction, performance shall be measured through the date of such transaction, any annualized performance targets shall be reasonably adjusted by the Compensation Committee to account for the shortened performance period, and so long as the Executive is employed by the Company immediately prior to the occurrence of such transaction any vesting requirements based on continued employment and the passage of time (as opposed to performance) shall be waived. Any portion of the Performance Unit Award that does not vest based on performance in such circumstances shall terminate and the Executive shall have no right with respect thereto. The Performance Unit Award shall also provide that, in the event the Executive’s employment is terminated in the circumstances described in Section

5.3(b)(v) in connection with a Change in Control Event and the Executive satisfies the release conditions to and is eligible to receive severance benefits pursuant to Section 5.3(b) in connection with such termination of employment, and the Performance Unit Award is not terminated in connection with such Change in Control Event as described above in this paragraph, then (i) the Company shall waive any vesting requirements otherwise applicable to the Performance Unit Award that are based on continued employment and the passage of time (as opposed to performance) to the extent the Performance Unit Award is outstanding immediately prior to such termination of employment, and (ii) if the termination of employment occurs during the performance period applicable to the Performance Unit Award then the performance period applicable to the award shall be deemed to end on the date of such termination of employment, performance shall be measured through the date of such termination of employment, any annualized performance targets shall be reasonably adjusted by the Compensation Committee to account for the shortened performance period, and the Performance Unit Award will vest only to the extent such performance conditions are satisfied (and the balance of the Performance Unit Award will terminate and the Executive shall have no right with respect thereto).

Each of the foregoing awards will be evidenced by an award agreement in the Company’s standard form of award agreement for that particular type of award under the 2010 Plan and be subject to such other terms and conditions as are provided therein and in the 2010 Plan, subject to modification of the award agreements to give effect to the provisions expressly set forth above in this Section 3.3. The share amounts set forth above are based on the Company’s capitalization as of the date hereof and are subject to customary adjustment by the Company for stock splits, reverse stock splits, stock dividends and similar changes in capitalization. For purposes of clarity, the aggregate grant-date value of the equity awards set forth above (such grant date value determined by the Company pursuant to equity award valuation methodologies) is, as a special inducement for the Executive, approximately twice the level that the Company would have otherwise considered for regular annual equity award grants for the Executive. While the Company has not determined the amount, type, level, mix or other terms of any future equity award grants, the Company generally expects that the aggregate grant-date value (determined pursuant to equity award valuation methodologies used by the Company) of any equity awards made by the Company to the Executive in each of the second and third years of the Period of Employment will be approximately SEVENTY-FIVE PERCENT (75%) of the aggregate grant date value that the Company would have otherwise considered for regular annual grants for the Executive for such year.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive officers generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time and generally applicable to executive officers of the Company. In addition, the Company shall reimburse Executive for his reasonable attorneys’ fees and costs incurred in connection with the preparation of this Agreement; provided that the Company’s obligation pursuant to this sentence shall not exceed TWENTY THOUSAND DOLLARS ($20,000.00) in the aggregate.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executive officers of the Company.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated (i) at any time by the Company with Cause (as such term is defined in Section 5.5), or (ii) with no less than thirty (30) days advance written notice to the Executive (such notice to be delivered in accordance with Section 18), without Cause, or (iii) at any time by the Company in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5). In addition, the Executive’s employment by the Company, and the Period of Employment, shall automatically terminate upon the Executive’s death.

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Constructive Termination) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for Good Reason.

5.3

Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the

Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b) The Executive shall be entitled to the following benefits if either (x) during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), or (y) the Executive’s employment terminates at the expiration of the Period of Employment as a result of the Company’s delivery of a Non-Renewal Notice and the Company has not, prior to the expiration of the Period of Employment, offered the Executive continued employment on substantially the same terms:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount in cash equal to 1.75 times the sum of (A) his Base Salary at the annualized rate in effect on the Severance Date and (B) the amount of the Incentive Bonus (if any) earned by the Executive for the fiscal year immediately prior to the year in which the Severance Date occurred. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 5.8(a), the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twenty one (21) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal 1/21 of the Severance Benefit.)

(ii) The Company shall pay the Executive a pro-rata portion (based on the number of days elapsed from the commencement of such year through the Severance Date) of any Incentive Bonus that Executive would actually have earned (had his employment continued through of the end of such year and based on the Company’s performance for such year) for the fiscal year in which the Severance Date occurs, which amount (if any) shall be paid at the same time the Incentive Bonus would have been paid had the Executive’s employment continued through the end of such year as specified in Section 3.2.

(iii) Any stock options, restricted stock units or similar equity-based awards granted to the Executive by the Company that vest based solely on the passage of time and the Executive’s continued employment (to the extent outstanding and not otherwise fully vested as of the Severance Date, and exclusive of any grants that include one or more performance-based vesting criteria) (such awards, “Time-Based Awards”) shall become vested as of the Severance Date as to an additional portion of the award. The additional portion of the award that shall so vest shall equal the portion of the award otherwise scheduled to vest on the first vesting date that would have occurred following the Severance Date pursuant to the standard terms of the award (had the Executive continued to be employed by the Company; such date, the “Next Scheduled Vesting Date”) multiplied by a fraction (not greater than one), the numerator of which is the total number of days the Executive was employed by the Company after the most recent vesting date that occurred with respect to the award as of the Severance Date (or after the date of grant of the award in the event no portion of the award was vested as of the Severance Date; the applicable date, the “Most Recent Vesting Date”) and the denominator of which is the total number of days in the period after the Most Recent Vesting Date and through and including the Next Scheduled Vesting Date. Except as provided in this Section 5.3(b)(iii), the effect of a termination of the Executive’s employment on the Executive’s equity-based awards (including any limited period to exercise any stock options) shall be determined under the terms of the applicable award agreement.

(iv) The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (iii) shall, subject to Section 5.8(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(v) Notwithstanding the foregoing provisions of this Section 5.3(b), if a Change in Control Event (as such term is defined in Section 5.5) occurs and the Executive is entitled to the severance benefits described in this Section 5.3(b) in connection with a Severance Date that occurs in connection with such Change in Control Event (but in no event more than six months prior the consummation of such Change in Control Event), or during the two-year period following such Change in Control Event, then the following modifications shall be made to Sections 5.3(b)(i) and (ii) for purposes of determining the Executive’s severance benefits in such circumstances: (A) the severance multiplier for purposes of calculating the Severance Benefit in clause (i) above shall be 2.5 times instead of 1.75 times and the payout period over which the severance installment payments are made pursuant to such clause shall be thirty (30) months instead of twenty-one (21) months, and (B) any Time-Based Awards (to the extent outstanding and not otherwise vested as of the Severance Date), shall fully vest and be exercisable in accordance with their terms on the later of the Severance Date or the date of the related Change in Control Event and the Performance Unit Award shall be subject to the provisions of the applicable award agreement (including those referenced in the second paragraph of Section 3.3). As to any stock options or similar awards included in the Time-Based Awards referenced in clause (B) of the immediately preceding sentence, the Executive will be given a reasonable opportunity to exercise such awards prior to (but contingent upon) the Change in Control Event to the extent the Company has not made a provision for such awards to be cashed out in connection with the Change in Control Event pursuant to the terms and conditions applicable to the awards.

(c) If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, the Executive shall be entitled to the pro rata bonus described in Section 5.3(b)(ii) above and the accelerated vesting described in Section 5.3(b)(iii) above (without application of Section 5.3(b)(v) with respect to any Time-Based Awards outstanding and not otherwise vested as of the Severance Date). Except as provided in this Section 5.3(c), the effect of a termination of the Executive’s employment on the Executive’s equity-based awards (including any limited period to exercise any stock options) shall be determined under the terms of the applicable award agreement.

(d) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6.2 of this Agreement at any time, or materially breaches any of his other obligations under Section 6 at any time, then from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit, any then unpaid benefit under Section 5.3(b)(ii) or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(iv); provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4; provided further that in the event of a breach of Section 6 (other than a breach of Section 6.2), if a cure is reasonably possible in the circumstances, the Company shall not take any action pursuant to this sentence unless it shall have provided written notice to the Executive of the condition(s) claimed to constitute such breach and the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof (except that in no event shall the Company be required to provide multiple notices to the Executive and afford the Executive multiple cure opportunities as to the same or similar condition(s)).

(e) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy; Leave.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company (and in all events within twenty-one (21) days after his last day of employment with the Company), provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages or whether Executive receives income from other employment. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year in the Period of Employment preceding the fiscal year in which the Severance Date occurs, if the Company had not theretofore paid any Incentive Bonus due to the Executive with respect to such fiscal year; and

(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i) the Executive has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Executive has engaged in acts of fraud or other acts of willful and material dishonesty or willful and material misconduct in the course of his duties hereunder;

(iii) the Executive willfully refuses to comply with reasonable directives of the Board; or

(iv) a willful and material breach by the Executive of any provision of Section 6;

provided, however, that Cause shall not exist pursuant to clause (iii) unless (if a cure is reasonably possible in the circumstances, and in no event shall the Company be required to provide multiple notices to the Executive and afford the Executive multiple cure opportunities as to the same or similar condition(s)) (x) the Company provides written notice to the Executive of the condition(s) claimed to constitute Cause (such notice to be delivered in accordance with Section 18), and (y) the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof.

(d) As used herein, “Change in Control Event” shall mean any of the following:

(i) Approval by stockholders of the Company (or, if no stockholder approval is required, by the Board alone) of the complete dissolution or liquidation of the Company, other than in the context of a Business Combination that does not constitute a Change in Control Event under paragraph (iii) below;

(ii) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (b), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or a successor, (D) any acquisition by any entity pursuant to a Business Combination, or (E) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an affiliate, heir, descendant, or related party of or to such Person);

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (ii) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or

(iv) A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

provided, however, that a transaction shall not constitute a Change in Control Event if it is in connection with the underwritten public offering of the Company’s securities.

(e) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f) As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i) any diminution in the Executive’s rate of Base Salary or Target Bonus Amount;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities or Executive no longer possesses the title of Chief Executive Officer;

(iii) a change in the geographic location of the Executive’s principal office with the Company of more than twenty-five (25) miles from the current location of the Company’s executive offices; or

(iv) a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for Good Reason.

(g) As used herein, “Involuntary Termination” shall mean (i) a termination of the Executive by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a termination by the Executive for Good Reason.

(h) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(i) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Limitation on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction to the Total Payments shall only be made if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. If such reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 5.7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. If the reduction of the amounts payable hereunder and pursuant to the equity-based award agreements would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with Section 5.7(a) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive (together with interest on such amount at the same rate is applied to determine the present value of payments under Section 280G of the Code or any successor thereto). In the event that any Total Payment made to the Executive shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code and a reduction in Total Payments is required pursuant to Section 5.7(a), then the Executive shall promptly repay to the Company the amount of any such overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

5.8	Section 409A.

(a) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.8(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b) To the extent that any reimbursements pursuant to Section 4.2 or any benefits pursuant to Section 5.3(b)(iv) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide prompt notice to the Company of any such expense (and any other documentation that the Company may reasonably require to substantiate such expense) in order to facilitate the Company’s timely reimbursement of the same. The reimbursements pursuant to Section 4.2 and the benefits pursuant to Section 5.3(b)(iv) are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements and benefits that the Executive receives in any other taxable year.

(c) It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a) The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, or that he may discover, invent or originate during the Period of Employment, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2

Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the Restricted Period (defined below), it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Restricted Period, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, “Restricted Period” means the Period of Employment and for a period of the longer of (i) twelve (12) months after the Severance Date (or, if the Severance Date occurs within the six (6) month period prior to a Change in Control Event, or during the two year period following a Change in Control Event, twenty four (24) months), or (ii) except in the event the Company materially breaches its obligation to provide the Severance Benefit, the period of time over which a Severance Benefit is payable to the Executive under Section 5.3(b)(i) or 5.3(b)(v) above, as applicable; provided that for purposes of this Section 6.2 and Section 6.4 with respect to patients (but not other aspects of this Section 6) the Restricted Period shall not continue after the later of (x) the last day of the Period of Employment, and (y) if the Executive is entitled to a Severance Benefit under Section 5.3(b)(i) or 5.3(b)(v), the last day in the period of time over which such Severance Benefit is scheduled to be paid (or such shorter period of time that the Company materially breaches it obligation to provide the Severance Benefit). For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world where the Company and its Affiliates engage in business on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or any and time during the applicable Restricted Period competes, with the Company or any of its Affiliates in providing comprehensive business support services to dentists. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation. A Competing Business shall not include an entity (the “first entity”) that is not itself a Competing Business but has an Affiliate that is a Competing Business so long as (i) the Executive is not employed by and is not directly or indirectly involved in providing advice, management or other services to such Affiliate, and (ii) not more than TWENTY PERCENT (20%) of the aggregate revenues, and not more than TWENTY PERCENT (20%) of the aggregate profit, of the consolidated group that includes the first entity are derived from such Affiliate and any other Company Businesses.

6.3	Non-Solicitation of Employees and Consultants. During the Restricted Period, the Executive will not directly or indirectly through any other Person, except for the Company’s benefit in connection with his performance of services to the Company, induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand; provided, however, that general advertising not specifically targeted at the above persons or solicitations by search firms that are not specifically directed to the above persons shall not constitute a breach of this Section 6.3.

6.4	Non-Solicitation of Customers. During the Restricted Period, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, partners, members or investors, on the other hand.

6.5	Non-Disparagement. The Executive agrees that he will not at any time, during the Period of Employment or thereafter, (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its Affiliates, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its Affiliates. The Company agrees that it will not at any time, during the Period of Employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Executive.

6.6	Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the continental United States and the rest of the world, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.7	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6 (other than a breach of Section 6.2 and/or Section 6.4 with respect to patients), the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6. Notwithstanding anything in this Section 6.6 or elsewhere in this Agreement to the contrary, the Company’s sole remedy for a breach of Section 6.2 and/or Section 6.4 with respect to patients that occurs after the Severance Date shall be the cessation of payment of any severance payments then otherwise due pursuant to this Agreement and that, for purposes of clarity in such circumstances, the Company will not have the ability to specifically enforce Section 6.2 and/or Section 6.4 with respect to patients. Except with respect to Section 6.2 and Section 6.4 with respect to patients, the Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of such Restrictive Covenant.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. The Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof or shall be deemed to have been merged into the Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. For purposes of clarity, the Prior Employment Agreement is superseded in its entirety and is of no further force or effect after the Effective Time. Notwithstanding the foregoing, the Company’s and each of its Affiliate’s rights under any existing confidentiality, trade secret, proprietary information, inventions or similar agreement to which the Executive is a party or otherwise bound are not integrated into this Agreement and such rights of the Company and its Affiliates shall continue in effect.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Arbitration. Except as provided in Sections 6 and 17, the Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, but that the prevailing party shall otherwise be entitled to recover its reasonable attorney’s fees and costs.

17.	Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically to recover damages and (except as provided below) costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement (except as otherwise expressly provided as to Section 6.2). In the event of a dispute regarding this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

18.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Smile Brands Group Inc.,

201 E. Sandpointe

Santa Ana, California 92707

Facsimile: (714) 428-1303

Attn: Board of Directors

copy to:

O’Melveny & Myers, LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention: Jeffrey W. Walbridge, Esq.

Facsimile: (949) 823-6994

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. The Executive acknowledges that O’Melveny & Myers LLP is counsel to the Company and does not represent (and has not provided any advice or counsel to) the Executive. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Smile Brands Group Inc., a Delaware corporation

By:

Name:

Title:

“EXECUTIVE”

Steven C. Bilt

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